Exhibit 10.7

December 30, 2005

Allen J. Bernstein

c/o Morton’s Restaurant Group, Inc.

3333 New Hyde Park Road, Suite 210

New Hyde Park, New York 11042

Dear Allen:

This letter agreement (the “Agreement”) confirms our understanding and agreement with respect to your retirement from Morton’s Restaurant Group, Inc. (the “Company”) as follows:

1.    Termination Of Employment.    Effective as of December 31, 2005 (the “Termination Date”), your employment with the Company and its affiliates shall be terminated and you shall have no further obligation to the Company or its affiliates. You hereby retire, effective as of the Termination Date, from all positions that you hold with the Company and any of its affiliates, including, without limitation, any position on the Company’s board of directors or the board of directors of any affiliate of the Company. As of the Termination Date, you shall have the title of Chairman Emeritus of the Company.

2.    Severance Payments/Benefits.    In consideration for your entering into this Agreement, specifically including the immediate termination of your employment and the General Release and covenants contained herein, you shall, subject to the expiration of the Revocation Period without your revocation of the General Release, be entitled to the following:

a.    A payment of $7 million, payable in twelve equal quarterly installments beginning January 3, 2006;

b.    Your annual bonus for calendar year 2005, payable when such bonus is paid to executives of the Company. In no event will you be entitled to any annual bonus with respect to calendar year 2006; and

c.    You shall have the option, within thirty days following the Termination Date, to acquire the Company’s interest in any insurance policy the Company acquired for its own benefit on your life, to the extent permitted by such policy or policies, upon the payment to the Company of such policy’s or policies’ then cash surrender value. If you exercise the option, the Company will take whatever reasonable steps are necessary to assign all the rights in the entire policy or policies to you, to the extent permitted by such policy or policies, and to deliver physical possession of the policy or policies to you; and

3.    Equity.    Reference is made to the Employee Subscription Agreement, dated as of August 27, 2003, between you and Morton’s Holdings, LLC (the “LLC”), a Delaware limited liability company (the “Subscription Agreement”). Capitalized terms not otherwise defined in this Section 3 shall have the same meanings as set forth in the Subscription Agreement. Notwithstanding the terms of the Subscription Agreement, (i) as of the Termination Date, all the Time Vesting Employee Securities granted pursuant to the Subscription Agreement shall be deemed to be Vested Common Units under the Subscription Agreement and (ii) you shall continue to be eligible to vest in the Performance Vesting Employee Securities pursuant to the terms of the Subscription Agreement, without regard to the requirement that your employment continue through the Final Test Event; provided, however, that, to the extent the terms of the Performance Vesting Employee Securities held by the senior executives of the Company are adjusted or amended or the Performance Vesting Employee Securities are cancelled and/or replaced with other awards or compensation, the Company and you agree that your Performance Vesting Employee Securities will be treated in the same manner.

4.    Full Satisfaction.    You hereby acknowledge and agree that, except for the payments and benefits under Sections 2 and 3 of this Agreement, that will become payable to you hereunder if you do not revoke this Agreement as described in Section 7(c), you will not be entitled to any other compensation or benefits from the Company or its affiliates, including, without limitation, any other severance or termination benefits; provided that it is agreed that nothing in this Agreement shall constitute a waiver of your rights to vested benefits, if any, under the Company’s employee benefit plans in respect of your services to the Company prior to the Termination Date. You hereby acknowledge and agree that, as of the Termination Date, the Third Amended and Restated Employment Agreement between you and the Company, dated as of January 1, 2003 shall be terminated and of no further force or effect, including, without limitation, any provision requiring (x) the Company to give you notice of termination and (y) you to mitigate any of the severance benefits payable hereunder. You further agree that you will reimburse the Company, within ten (10) days following a request for reimbursement from the Company, for any payments made or expenses incurred (including with respect to any medical benefits) on behalf of you or your affiliates.

5.    Confidential Information; Confidentiality of this Agreement.

a.    You will keep secret and retain in strictest confidence and will not release or divulge either orally or in writing to any person, firm or entity except as may be required by law or regulation or by order of any court, and will not use for the benefit of yourself or others, any confidential matters of the Company or its affiliates including, without limitation, (i) “know-how,” trade secrets, details of client or consultant contracts, pricing policies, compensation arrangements, business acquisition plans, new personnel acquisition plans, and other projects and inventions and research projects of the Company or its affiliates learned by you heretofore, and (ii) each and every term of this Agreement.

b. You acknowledge and agree that the remedies available to the Company at law for a breach or threatened breach of any of the provisions of this Section 5 would be inadequate and, in recognition of this fact, you agree that, in the event of a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order or permanent injunction or any other equitable remedy that may be available.

6.    Return of Property to the Company.    All memoranda, notes, lists, records and other documents or papers (and all copies thereof), including items stored in computer memories, on microfilm or by other means, made or compiled by you, or made available to you relating to the Company or its affiliates or its business, are and shall remain the property of the Company and shall be delivered to the Company promptly upon the execution of this Agreement.

7.    General Release.

a.    For and in consideration of the payments and benefits hereunder, you hereby agree on behalf of yourself, your agents, assignees, attorneys, successors, assigns, heirs and executors, to, and you do hereby, fully and completely forever release the Company and its affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which you or your heirs, executors, administrators, successors and assigns ever had, now have or may have against the Releasees or any of them, in law, admiralty or equity, whether known or unknown to you, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Agreement is signed by you, including, without limitation, in connection with or in relationship to your employment or other service relationship with the Company or its affiliates, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with the Company or its respective affiliates; provided that such released claims shall not include any claims to enforce your rights under, or with respect to, this Agreement or any claim you have to indemnification from the Company (such released claims are collectively referred to herein as the “Released Claims”).

b.    Notwithstanding the generality of clause (a) above, the Released Claims include, without limitation, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (ii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

c.    You represent that you have read carefully and fully understand the terms of this Agreement, and that you have been advised to consult with an attorney and have had the opportunity to consult with an attorney prior to signing this Agreement. You acknowledge that you are executing this Agreement voluntarily and knowingly and that you have not relied on any representations, promises or agreements of any kind made to you in connection with your decision to accept the terms of this Agreement, other than those set forth in this Agreement. You acknowledge that you have been given at least twenty-one days to consider whether you want to sign this Agreement and that the Age Discrimination in Employment Act gives you the right to revoke this Agreement within seven (7) days after it is signed, and you understand that you will not receive any payments or benefits due you under this Agreement until such seven (7) day revocation period (the “Revocation Period”) has passed and then, only if you have not revoked this Agreement. To the extent you have executed this Agreement within less than twenty-one (21) days after its delivery to you, you hereby acknowledge that your decision to execute this Agreement prior to the expiration of such twenty-one (21) day period was entirely voluntary.

8.    Non-Disparagement.    You agree that you will not, for a period of three years following the Termination Date, take any action to disparage or criticize to any third parties any of the products, services or any of the employees, officers, directors, members or equity holders of the Company, the

LLC or any of their subsidiaries, or to commit any other action that materially injures or hinders the business relationship of the Company, the LLC or their subsidiaries or any of their respective officers, members, directors, equity holders or employees.

9.    Withholding Taxes.    The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. You agree that you will indemnify the Company if any liability is imposed on the Company as a result of (i) the Company honoring your request to reduce the amount withheld for taxes on any payment hereunder or (ii) your failure to pay your income taxes when due.

10.    Governing Law.    This Agreement will be governed, construed and interpreted under the laws of the State of New York, without regard to the conflicts of laws provisions thereof.

11.    Entire Agreement/Counterparts.    This constitutes the entire agreement between the parties. It may not be modified or changed except by written instrument executed by all parties. This Agreement may be executed in counterparts, each of which shall constitute an original and which together shall constitute a single instrument.

If this letter correctly sets forth your understanding of our agreement with respect to the foregoing matters, please so indicate by signing below on the line provided for your signature.

Very truly yours,

Morton’s Restaurant Group, Inc.

By:	/s/ Thomas J. Baldwin
Name:	Thomas J. Baldwin
Title:	Executive Vice President Chief Financial Officer

Reviewed, approved and agreed:

/s/ Allen J. Bernstein

Allen J. Bernstein

For purposes of Section 3 of the Agreement only:

Morton’s Holdings, LLC

By:	/s/ Thomas J. Baldwin
Name:	Thomas J. Baldwin
Title:	Executive Vice President Chief Financial Officer